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Exhibit 21.1

        List of Subsidiaries

SureWest Telephone
SureWest Broadband
SureWest Long Distance
SureWest Wireless
SureWest Internet
SureWest Custom Data Services
SureWest TeleVideo
SureWest TeleVideo of Roseville
Everest Broadband, Inc.

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  Exhibit 21.1